Exhibit 99.1

Oncocyte Announces Initiatives to Focus Corporate Strategy

IRVINE, Calif., December 16, 2022 (GLOBE NEWSWIRE) — Oncocyte Corporation (Nasdaq: OCX), a precision diagnostics company, today announced a reduction in force involving over 40% of Oncocyte’s workforce to realign its team towards key products that address larger markets.

Additionally, Oncocyte has entered into a Stock Purchase Agreement pursuant to which Oncocyte will transfer 70% of its ownership of Razor Genomics, Inc. to buyers who are leaders in the development of early stage lung cancer diagnostics and the provision of gene-expression-based prognostic tests. Oncocyte will retain a 30% stake in Razor. The transaction involves the transfer of all of the assets and liabilities related to DetermaRx. The closing of the transaction will occur at a later date, subject to the satisfaction of the closing conditions set forth in the agreement.

Additionally, the C-suite has been restructured and the positions occupied by Gisela Paulsen, President and Chief Operating Officer, and Douglas Ross, Chief Scientific Officer, will be eliminated. Oncocyte expects that Ms. Paulsen and Dr. Ross will serve as advisors during a transition phase over the next quarter.

“We expect the transfer of the Razor entity will allow us to eliminate development and commercialization costs with respect to DetermaRx while retaining 30% of any potential upside from the test, which is used to assess the risk of recurrence for patients with early-stage lung cancer,” said Joshua Riggs, Oncocyte’s Interim CEO. “We believe this transaction, along with the reduction in force, will prepare us for a more focused strategy and further elongate our cash runaway as we prepare for key commercial and developmental milestones in 2023. We plan to keep shareholders updated with our enhanced focus and strategy in Q1 2023.”

About Oncocyte

Oncocyte is a precision diagnostics company with a mission to improve patient outcomes by providing personalized insights that inform critical decisions throughout the patient care journey.

Through its proprietary tests, the Company aims to help save lives by accelerating the diagnosis of cancer and advancing cancer care. The Company’s tests are designed to help provide clarity and confidence to physicians and their patients. DetermaIO™ is a gene expression test that assesses the tumor microenvironment to predict response to immunotherapies. The Company’s pipeline of tests in development also includes DetermaTx™, which will assess mutational status of a tumor, DetermaCNI™, a blood-based monitoring test, DetermaMx™, a long-term recurrence monitoring test, and VitaGraft™, a blood-based solid organ transplantation monitoring test. In addition, Oncocyte’s pharmaceutical services provide companies that are developing new cancer treatments a full suite of molecular testing services to support the drug development process.

DetermaIO™, DetermaTx™, DetermaCNI™, DetermaMx™ and VitaGraft™ are trademarks of Oncocyte Corporation.

Forward-Looking Statements

Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,” “may,” and similar expressions) are forward-looking statements. These statements include those pertaining to, among other things, the expectation that Oncocyte will be able to address larger markets with its planned focus on key products, the expected closing of the Razor transaction and the associated elimination of development and commercialization costs with respect to DetermaRx and potential upside following the transaction, the expectation that Ms. Paulsen and Dr. Ross will serve as advisors during a transition phase over the next quarter, the anticipation that the transaction and reduction in force will prepare Oncocyte for a more focused strategy and further elongate its cash runway in 2023, and other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management. Forward-looking statements involve risks and uncertainties, including, without limitation, the potential impact of COVID-19 on Oncocyte or its subsidiaries’ financial and operational results, risks inherent in the development and/or commercialization of diagnostic tests or products, uncertainty in the results of clinical trials or regulatory approvals, the capacity of Oncocyte’s third-party supplied blood sample analytic system to provide consistent and precise analytic results on a commercial scale, potential interruptions to supply chains, the need and ability to obtain future capital, maintenance of intellectual property rights in all applicable jurisdictions, obligations to third parties with respect to licensed or acquired technology and products, the need to obtain third party reimbursement for patients’ use of any diagnostic tests Oncocyte or its subsidiaries commercialize in applicable jurisdictions, and risks inherent in strategic transactions such as the potential failure to realize anticipated benefits, legal, regulatory or political changes in the applicable jurisdictions, accounting and quality controls, potential greater than estimated allocations of resources to develop and commercialize technologies, or potential failure to maintain any laboratory accreditation or certification. Actual results may differ materially from the results anticipated in these forward-looking statements and accordingly such statements should be evaluated together with the many uncertainties that affect the business of Oncocyte, particularly those mentioned in the “Risk Factors” and other cautionary statements found in Oncocyte’s Securities and Exchange Commission (SEC) filings, which are available from the SEC’s website. You are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date on which they were made. Oncocyte undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made, except as required by law.

Investor Contact

Taek Lim

ICR Westwicke

Tel: 646.277.1279

taek.lim@westwicke.com